Exhibit No. 99 (5)

Citigroup Inc.
EUR 1,250,000,000 3.50 per cent. Notes due 2015
under the
Programme for the issuance of
Euro Medium-Term Notes, Series B

The securities described herein have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
1.	Issuer:	Citigroup Inc.
2.	Specified Currency:	Euro ("EUR")
3.	Aggregate Nominal Amount of Series:	EUR 1,000,000,000 original issuance, EUR 250,000,000 (re-opening)
4.	Issue Price:	99.494 per cent. of the Aggregate Nominal Amount (original issuance), 98.878 per cent. of the Aggregate Nominal Amount plus 12 days’ accrued interest (re-opening)
5.	Specified Denominations:	The Notes are issued in the denomination of EUR 50,000 per Note.
6.	Issue Date:	5 August 2005 (original issuance), 17 August 2005 (re-opening)
7.	Maturity Date:	5 August 2015
8.	Interest Basis:	Fixed Rate (further particulars specified below)
9.	Redemption/Payment Basis:	Redemption at par
10.	Status of the Notes:	Senior
11.	Listing:	Application has been made for the Notes to be listed on the Regulated Market of the Luxembourg Stock Exchange
PROVISIONS RELATING TO INTEREST
12.	Fixed Rate Note Provisions:	Applicable
	(i) Rate of Interest:	3.50 per cent. per annum payable annually in arrear
	(ii) Interest Payment Dates:	5 August in each year, commencing with the Interest Payment Date falling on 5 August 2006, subject, in each case, to adjustment in accordance with the Modified Business Day Convention
	(iii) Fixed Coupon Amounts:	EUR 1,750 per EUR 50,000 in Nominal Amount
	(iv) Day Count Fraction:	Actual/Actual (ISMA)
PROVISIONS RELATING TO REDEMPTION
13.	Final Redemption Amount of each Note:	Par
14.	Early Redemption Amount of each Note:	Payable on redemption for taxation reasons or on event of default
GENERAL PROVISIONS APPLICABLE TO THE NOTES
15.	Form of Notes:	Bearer Notes: Temporary Global Note exchangeable for a Permanent Global Note which is exchangeable for Definitive Notes in the limited circumstances specified in the Permanent Global Note
16.	Additional Financial Centres or other special provisions relating to Payment Dates:	London and New York and TARGET.
17.	Talons for future Coupons to be attached to Definitive Notes (and dates on which such Talons mature):	No
18.	Consolidation provisions:	Applicable
19.	Other terms or special conditions:	Provisions relating to delisting apply.
DISTRIBUTION
20.	TEFRA:	The D Rules are applicable
OPERATIONAL INFORMATION
21.	ISIN Code:	XS0226062981
22.	Common Code:	022606298